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                                                                    Exhibit 23.5
                                                                    ------------


                        Consent of Independent Auditors


The Board of Directors
Infoseek Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-70939, 333-67507, 333-67517, and 333-67519) on Forms S-8 of Infoseek
Corporation of our report dated August 18, 1998, with respect to the balance sheets of Quando, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Infoseek Corporation dated on or about February 16, 1999.

Our report dated August 18, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG Peat Marwick LLP

Portland, Oregon
February 16, 1999